EXHIBIT 99



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                [PEOPLES-SIDNEY FINANCIAL CORPORATION LETTERHEAD]


For Information Contact:
Douglas Stewart, President-CEO                     For Release: October 16, 2000
937-492-6129


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                ANNOUNCES QUARTERLY EARNINGS, INCREASED DIVIDEND
                      AND PLANS TO ESTABLISH FOURTH OFFICE


           Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings & Loan Association announced today the company's first quarter earning for the fiscal year ending June 30, 2001. Net income for the three months ended September 30, 2000, was $162,000.00 or $0.11 basic and diluted earning per share. This compares to $131,000.00 or $0.09 basic and diluted earnings per share for the same period ended September 30, 1999. The improvement in earnings was a result of increased interest income from loan activity, as demand remained strong during the quarter. Gross loans totaled $120.7 million at September 30, 2000 representing an increase of $2.2 million. Assets of the corporation also grew $3.9 million to $133 million.

           At their regular meeting on October 13, 2000, the Board of Directors declared a 14.3% increase in the quarterly dividend. A dividend of $0.08 per share will be paid to shareholders of record as of October 31, 2000, with a payable date of November 15, 2000. Total shares outstanding at September 30, 2000 were 1,570,815.

           In conjunction with the Annual Meeting of Shareholders held on October 13, 2000, Stewart announced plans to establish the Association's fourth office to be constructed inside the new Wal-Mart Supercenter in Sidney, Ohio. Stewart stated, "We look forward to the spring opening of this new office in the retail sector of our community. We anticipate growing our customer base and to promoting key deposit relationships. All of our current deposit and lending products will be available through this office which will include expanded customer service hours as well as weekend transaction capabilities."

           Peoples Federal serves Sidney and Shelby County through its main offices in Sidney, and its branches at 403 S. Pike Street, Anna and 115 E. Pike Street, Jackson Center, Ohio.

           When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive officer, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual


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results for future periods to differ  materially from any opinions or statements expressed with respect to future periods in any current statements.

           The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.